Exhibit 99.1

National CineMedia, LLC Closes on Refinancing of its Senior Secured Credit Facility

Centennial, CO – May 2, 2013 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 46.9% of NCM LLC, announced today that NCM LLC closed on an amended senior secured credit facility. The amended senior secured credit facility increases NCM LLC’s borrowings under its term loans from $265 million to $270 million in order to pay costs and expenses incurred with the amended credit facility and for general corporate purposes. Pricing on the new term loans decreased by 50 basis points to the LIBOR index plus 2.75%. In addition, the amended senior secured credit facility reduces the applicable margin on $110 million of NCM LLC’s revolving credit facility by 25 basis points to the LIBOR index plus 2.00%.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes approximately 19,300 screens (over 18,400 digital). During 2012, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 740 locations in 172 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 46.9% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the refinancing. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com